LMP Corporate Loan Fund Inc. Announces Redemption Dates for
Partial Redemptions of Series A and Series B Taxable
Auction Rate Preferred Shares

New York, NY ? August 19, 2008 LMP Corporate Loan Fund Inc.
(NYSE: TLI) announced today the redemption dates for the previously announced partial redemptions of the Funds
Series A and Series B Taxable Auction Rate Preferred Shares
(ARPS). There are currently outstanding 1,700 ARPS of each Series with an aggregate liquidation preference of $85 million. The Fund will redeem 1,000 shares of each of the Series A and Series B ARPS, for a total initial redemption of $50 million. The redemption price will be equal to the required liquidation preference of $25,000 per share plus accrued and unpaid dividends thereon on September 11, 2008 for Series A ARPS and September 18, 2008 for Series B ARPS.

The redemption information is as follows:


Series

Cusip #
Total
Shares
Redeemed
Total Dollar
Amount Redeemed
Redemption
Date
A
50208B209
1,000
$25 million
September 11,
2008
B
50208B308
1,000
$25 million
September 18,
2008


The Fund will redeem the ARPS using bank borrowings under a committed, secured 364-day revolving credit facility entered into with a major domestic bank.
Since the Fund is redeeming less than all of its outstanding Series A and Series B ARPS, shares will be redeemed on a pro rata basis by series. The Depository
Trust Company (?DTC?), the holder of record of the shares, will determine how the partial redemption of shares will be allocated among each participant broker-dealer account.
Each participant broker-dealer, as nominee for the underlying beneficial owners which are in street name, in turn determines independently of the Fund how redeemed shares are allocated among its underlying beneficial owners. The procedures used by different broker-dealers to allocate redeemed shares among beneficial owners may differ from each other as well as from the procedures used by DTC.
LMP Corporate Loan Fund Inc., a non-diversified investment management company, is managed by Legg Mason Partners Fund
Advisor, LLC, a wholly-owned subsidiary of Legg Mason, Inc.
and is sub-advised by Citigroup Alternative Investments
LLC, an indirect wholly-owned subsidiary of Citigroup Inc.
Contact the Fund at 1-888-777-0102 for additional information, or consult the Funds web site at www.leggmason.com/cef.
THIS PRESS RELEASE IS NOT AN OFFER TO PURCHASE NOR A
SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUND. THIS
PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND
EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING
STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF
HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED
BY THE USE OF WORDS SUCH AS ?MAY,? ?WILL,? ?EXPECT,?
?ANTICIPATE,? ?ESTIMATE,? ?BELIEVE,? ?CONTINUE? OR OTHER
SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON
THE FUNDS CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT
TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS
TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-
LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH
RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUNDS FILINGS
WITH THE SECURITIES AND EXCHANGE COMMISSION.

Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co.,
LLC, 212-857-8087